                                                         EXHIBIT 10.23


                               LEASE AGREEMENT

                                   BETWEEN

                  TWO TREES, A NEW YORK GENERAL PARTNERSHIP

                                  AS LESSOR

                                     AND

               BUILDERS TRANSPORT, INC., A GEORGIA CORPORATION,


                                  AS LESSEE


THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO CHAPTER 48 OF TITLE 15 OF THE 1976 CODE OF LAWS OF SOUTH CAROLINA, AS AMENDED, WHICH ARBITRATION PROVISIONS ARE SET FORTH IN ARTICLE XXXI OF THIS AGREEMENT.

                               TABLE OF CONTENTS

                                                                         Page No.
                                                                         --------
ARTICLE I
                LEASED PROPERTY; TERM.................................      1
                ---------------------

ARTICLE II
                RENT..................................................      2
                ----
     2.1        MINIMUM RENT AND ADJUSTMENTS TO MINIMUM RENT..........      2
     2.2        [INTENTIONALLY DELETED]...............................      2
     2.3        ADDITIONAL CHARGES....................................      2
     2.4        NET LEASE.............................................      2

ARTICLE III
                IMPOSITION............................................      2
                -----------
     3.1        PAYMENT OF IMPOSITIONS................................      3
     3.2        PRORATION OF IMPOSITIONS..............................      3
     3.3        UTILITY CHARGES.......................................      3
     3.4        INSURANCE PREMIUM ....................................      4

ARTICLE IV
                NO TERMINATION........................................      4
                --------------

ARTICLE V
                OWNERSHIP OF LEASED PROPERTY
                AND LESSEE'S PERSONAL PROPERTY........................      4
                ------------------------------
     5.1        OWNERSHIP OF THE PROPERTY.............................      4
     5.2        LESSEE'S PERSONAL PROPERTY............................      4

ARTICLE VI
                CONDITION AND USE OF LEASED PROPERTY..................      5
                ------------------------------------
     6.1        CONDITION OF THE LEASED PROPERTY......................      5
     6.2        USE OF THE LEASED PROPERTY............................      5
     6.3        LESSOR TO GRANT EASEMENTS ............................      6

ARTICLE VII
                LEGAL, INSURANCE AND FINANCIAL REQUIREMENTS...........      6
                -------------------------------------------
     7.1        COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS......      6
     7.2        LEGAL REQUIREMENT COVENANTS...........................      6
     7.3        SUPPORT FOR PAYMENT OBLIGATIONS.......................      6

ARTICLE VIII
                REPAIRS, RESTRICTIONS.................................      7
                ---------------------
     8.1        MAINTENANCE AND REPAIR................................      7
     8.2        [INTENTIONALLY DELETED]...............................      8
     8.3        ENCROACHMENTS; RESTRICTIONS...........................      8

ARTICLE IX
                CAPITAL ADDITIONS....................................       8
                -----------------
     9.1        CONSTRUCTION OF CAPITAL ADDITIONS TO THE LEASED
                PROPERTY.............................................       8
     9.2        [INTENTIONALLY DELETED]..............................       9
     9.3        [INTENTIONALLY DELETED]..............................       9
     9.4        TITLE TO CAPITAL ADDITIONS...........................       9
     9.5        SALVAGE..............................................       9

ARTICLE X
                LIENS................................................       9
                -----

ARTICLE XI
                PERMITTED CONTESTS...................................       9
                ------------------

ARTICLE XII
                INSURANCE............................................      10
                ---------
     12.1       GENERAL INSURANCE REQUIREMENTS.......................      10
     12.2       REPLACEMENT COST.....................................      11
     12.3       ADDITIONAL INSURANCE.................................      12
     12.4       WAIVER OF SUBROGATION................................      12
     12.5       FORM OF INSURANCE....................................      12
     12.6       CHANGE IN LIMITS.....................................      12
     12.7       BLANKET POLICY.......................................      12
     12.8       NO SEPARATE INSURANCE................................      13

ARTICLE XIII
                FIRE AND CASUALTY....................................      13
                -----------------
     13.1       INSURANCE PROCEEDS...................................      13
     13.2       RECONSTRUCTION IN THE EVENT OF DAMAGE OR
                 DESTRUCTION COVERED BY INSURANCE....................      13
     13.3       RECONSTRUCTION IN THE EVENT OF DAMAGE OR
                 DESTRUCTION NOT COVERED BY INSURANCE................      13

     13.4       LESSEE'S PROPERTY....................................      14
     13.5       RESTORATION OF CAPITAL ADDITIONS PAID FOR BY LESSEE..      14
     13.6       NO ABATEMENT OF RENT.................................      14
     13.7       DAMAGE NEAR END OF TERM..............................      14
     13.8       WAIVER...............................................      14

ARTICLE XIV
                CONDEMNATION.........................................      14
                ------------
     14.1       PARTIES' RIGHTS AND OBLIGATIONS......................      14
     14.2       TOTAL TAKING.........................................      14
     14.3       PARTIAL TAKING.......................................      15
     14.4       RESTORATION                                                15
     14.5       AWARD DISTRIBUTION                                         15
     14.6       TEMPORARY TAKING                                           15

ARTICLE XV
                DEFAULT..............................................      15
                -------
     15.1       EVENTS OF DEFAULT....................................      15
     15.2       REMEDIES.............................................      16
     15.3       ADDITIONAL EXPENSES..................................      18
     15.4       WAIVER ..............................................      18
     15.5       APPLICATION OF FUNDS.................................      18
     15.6       NOTICES BY LESSOR....................................      18

ARTICLE XVI
                LESSOR'S RIGHT TO CURE...............................      18
                ----------------------

ARTICLE XVII
                PURCHASE OF THE LEASED PROPERTY......................      19
                -------------------------------

ARTICLE XVIII
                HOLDING OVER.........................................      19
                ------------

ARTICLE XIX
                [INTENTIONALLY DELETED]..............................      20

ARTICLE XX
                [INTENTIONALLY DELETED]..............................      20

ARTICLE XXI
                RISK OF LOSS.........................................      20
                ------------

ARTICLE XXII
                INDEMNIFICATION......................................      20
                ---------------

ARTICLE XXIII
                SUBLETTING AND ASSIGNMENT............................      21
                --------------------------

ARTICLE XXIV
                OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS......      21
                -----------------------------------------------

ARTICLE XXV
                INSPECTION...........................................      21
                ----------

ARTICLE XXVI

                QUIET ENJOYMENT......................................      21
                ---------------

ARTICLE XXVII
                NOTICES..............................................      22
                -------

ARTICLE XXVIII
                APPRAISAL............................................      22
                ---------

ARTICLE XXIX
                [INTENTIONALLY DELETED]..............................      23

ARTICLE XXX
                DEFAULT BY LESSOR....................................      23
                -----------------
     30.1       DEFAULT BY LESSOR....................................      23
     30.2       LESSEE'S RIGHT TO CURE...............................      24

ARTICLE XXXI
                ARBITRATION..........................................      24
                -----------
     31.1       CONTROVERSIES........................................      24
     31.2       APPOINTMENT OF ARBITRATORS...........................      24
     31.3       THIRD ARBITRATOR.....................................      24
     31.4       ARBITRATION PROCEDURE................................      25
     31.5       EXPENSES.............................................      25

ARTICLE XXXII
                FINANCING OF THE LEASED PROPERTY.....................      25
                --------------------------------

ARTICLE XXXIII
                SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE........      25
                ---------------------------------------------

ARTICLE XXXIV
                EXTENDED TERMS.......................................      26
                --------------

ARTICLE XXXV
                MISCELLANEOUS .......................................      26
                -------------
     35.1       NO WAIVER............................................      26
     35.2       REMEDIES CUMULATIVE..................................      26
     35.3       SURRENDER............................................      27
     35.4       [INTENTIONALLY DELETED]..............................      27
     35.5       TRANSFERS BY LESSOR..................................      27
     35.6       GENERAL .............................................      27
     35.7       TRANSFER OF LICENSES.................................      27
     35.8       MEMORANDUM OF LEASE .................................      28

ARTICLE XXXVI
                GLOSSARY OF TERMS....................................      28
                -----------------

                                     LEASE


     THIS LEASE ("Lease") dated as of October 11, 1995, is entered into by and between TWO TREES, a New York general partnership, having its principal office at 111 West 57th Street, New York, New York 10019 ("Lessor") and BUILDERS TRANSPORT, INC., A GEORGIA CORPORATION, having its principal office at 2029 W. DeKalb Street, Camden, South Carolina 29020 ("Lessee").

                                  ARTICLE I
                            LEASED PROPERTY; TERM

     Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor's rights and interest in and to the following property (collectively, the "Leased Property"):

     (a) the real property described on Exhibit A attached hereto (the "Land");

     (b) all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind including all alleyways and connecting tunnels, crosswalks, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land, and Capital Additions (collectively, the "Leased Improvements");

     (c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

     (d) all permanently affixed equipment, machinery, fixtures and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, carpet, and moveable or immovable walls or partitions, all of which are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively the "Fixtures");

     (e) to the extent permitted by law, all permits, approvals, and other intangible property or any interest therein now or hereafter owned or held by Lessor in connection with the Leased Property; and

     (f) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Land or the Leased Improvements and are in Lessor's possession or control.

     SUBJECT, HOWEVER, to the matters set forth on Exhibit B attached hereto (the "Permitted Exceptions"), to have and to hold for a fixed term of five (5) years (the "Fixed

Term") commencing on October 12, 1995 (the "Commencement Date") and ending at midnight on the last day of the sixtieth (60th) month after the Commencement Date, with four (4) successive optional renewal periods of five (5) years each.

                                  ARTICLE II
                                     RENT

    2.1 MINIMUM RENT AND ADJUSTMENTS TO MINIMUM RENT. Lessee shall pay to Lessor, without notice, demand, set off or counterclaim, in advance in lawful money of the United States of America, at Lessor's address set forth herein or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in writing, Minimum Rent (the "Minimum Rent") for the Leased Property, in the annual sum of $453,900.00 payable in advance in twelve (12) equal, consecutive monthly installments of $37,825.00 each, on the first day of each calendar month of the Fixed Term. Minimum Rent shall be prorated as to any partial month, and is subject to adjustment for each Extended Term as provided in Article XXXIV.

    2.2 [INTENTIONALLY DELETED]

    2.3 ADDITIONAL CHARGES.  Lessee will also pay and discharge as and when due
(a) all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the "Additional Charges"), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute or otherwise, in the case of non-payment of the Additional Charges, as well as the Minimum Rent. If any installment of Minimum Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Lessor) shall not be paid within ten (10) days after the date when due, Lessee will pay Lessor on demand, as Additional Charges, a late charge equal to five (5%) percent of the overdue installment to cover the expenses associated with such late payment plus interest (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date when due to the date of payment in fall thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which such Additional Charges would otherwise be due.

    2.4 NET LEASE. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Minimum Rent and the payments of Additional Charges throughout the Term but subject to any provisions of this Lease which expressly provide for payments by Lessor or the adjustment of the Rent or other charges.


                                 ARTICLE III
                                 IMPOSITIONS

    3.1 PAYMENT OF IMPOSITIONS. Subject to Article XI relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment, such payments to be made directly to the taxing authorities where feasible, and Lessee will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay such Impositions and the amount thereof shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term hereof as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor's net income, gross receipts and franchise taxes. Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XV. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where filing is required. Lessor and Lessee will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, and Lessee is obligated for the same hereunder, Lessee will be provided with copies of assessment notices in sufficient time for Lessee to file a protest. Lessee may, upon giving 30 days' prior written notice to Lessor, at Lessee's option and at Lessee's sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, if requested by Lessee and at Lessee's expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Lessor will cooperate with Lessee in order that Lessee may fulfill its obligations hereunder, including the execution of any instruments or documents reasonably requested by Lessee.

    3.2 PRORATION OF IMPOSITIONS. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee's and Lessor's obligation to pay their prorated shares thereof shall survive such termination.

    3.3 UTILITY CHARGES. Lessee will contract for, in its own name, and will pay or cause to be paid all charges for, electricity, power, gas, oil, water and other utilities used on the Leased Property during the Term.

    3.4 INSURANCE PREMIUM. Lessee will contract for, in its own name, and will pay or cause to be paid all premiums for, the insurance coverage required to be maintained by Lessee pursuant to Article XII during the Term.

                                  ARTICLE IV
                                NO TERMINATION

     Except as provided in this Lease, Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, the Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title, (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) for any other cause whether similar or dissimilar to any of the foregoing. Lessee hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease.

                                  ARTICLE V
                        OWNERSHIP OF LEASED PROPERTY
                       AND LESSEE'S PERSONAL PROPERTY

    5.1 OWNERSHIP OF THE PROPERTY. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

    5.2 LESSEE'S PERSONAL PROPERTY. Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements any items of the Lessee's Personal Property, and may remove, replace or substitute for the same from time to time in the ordinary course of Lessee's business, and Lessee may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of this Lease. Lessee shall provide and maintain during the entire Term all such Lessee's Personal Property as shall be necessary in order to operate the Facility in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. All of the Lessee's Personal Property not removed by Lessee within sixty
(60) days following the expiration or earlier termination of this Lease shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee, without any payment to Lessee and without any obligation to account to Lessee therefor. Lessee will, at its expense, restore the Leased Property at the expiration or earlier termination of this Lease to the condition required by
Section 8.1 (d), including repair of all damage to the Leased Property caused by the removal of the Lessee's Personal Property whether effected by Lessee or Lessor, normal wear and tear excepted.

                                 ARTICLE VI
                    CONDITION AND USE OF LEASED PROPERTY


    6.1 CONDITION OF THE LEASED PROPERTY. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purpose hereunder. Lessee is leasing the Leased Property "as is" in its present condition. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. Lessor makes no warranty or representation, express or implied, in respect of the Leased Property or any part thereof, either as to its fitness for use, suitability, design or condition for any particular use or purpose or otherwise, as to quality of the material or workmanship therein, latent or patent, it being agreed that all such risks are to be borne by Lessee. Lessee acknowledges that the Leased Property has been inspected by Lessee and is satisfactory to it.

    6.2 USE OF THE LEASED PROPERTY.

     (a) After the Commencement Date and during the entire Term, Lessee shall use or cause to be used the Leased Property and the improvements thereon as an office building and for such other uses as may be necessary in connection with or incidental to such use (the "Primary Intended Use"). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed.

     (b) Lessee covenants that it will obtain and maintain all licenses and approvals needed to use and operate the Leased Property and the Facility for the Primary Intended Use in compliance with all applicable Legal Requirements.

     (c) Lessee covenants and agrees that during the Term it will use its best efforts to operate continuously the Leased Property in accordance with its Primary Intended Use.

     (d) Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Lessee cause or permit any nuisance thereon.

     (e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including any Capital Addition, to be used in such a manner as
(i) might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably result in a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

     (f) Lessee will not allow or utilize any Hazardous Materials on the Leased Property and will not permit any contamination which may require remediation under any applicable Hazardous Materials Law.

    6.3 LESSOR TO GRANT EASEMENTS. Lessor will, from time to time, at the request of Lessee and at Lessee's cost and expense, but subject to the approval of Lessor (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Lessor of an Officer's Certificate stating (and such other information as Lessor may reasonably require confirming) that such grant, release, dedication, transfer, petition or amendment is required or beneficial for and not detrimental to the proper conduct of the business of Lessee on the Leased Property and does not reduce its value.

                                 ARTICLE VII
                 LEGAL, INSURANCE AND FINANCIAL REQUIREMENTS

    7.1 COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS. Subject to Article XI relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) directly or indirectly with the cooperation of Lessor, but at Lessee's sole cost and expense, procure, maintain and comply with all licenses, permits and other authorizations required for (i) any use of the Leased Property then being made, and for (ii) the proper erection, installation, operation and maintenance of the Leased Improvements or any part thereof, including any Capital Additions.

    7.2 LEGAL REQUIREMENT COVENANTS. Lessee covenants and agrees that the Leased Property shall not be used for any unlawful purpose. Lessee shall, directly or indirectly with the cooperation of Lessor, but at Lessee's sole cost and expense, acquire and maintain all licenses, certificates, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use and any other use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee's use of the Leased Property and Lessee's maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all applicable Legal Requirements.

    7.3 SUPPORT FOR PAYMENT OBLIGATIONS. Lessee covenants and agrees that it shall obtain and maintain in effect at all times during the Term, as further assurance of the payment by Lessee of all amount of Rent and other obligations payable by Lessee hereunder, a standby letter of credit, issued for the account of Lessee or a wholly owned subsidiary of Lessee, for the benefit of Lessor, in an amount available to be drawn at least equal to $1,600,000 or such lesser amount as Lessor or the Facility Mortgagee (as hereinafter defined) may specify, which letter of credit shall, among other things, be assignable for security to the Facility Mortgagee and otherwise be substantially in the form of the standby letter of credit issued by Dai-Ichi Kangyo Bank, Ltd., on or about the Closing Date, in satisfaction of Lessee's obligations pursuant to this Section 7.3.

                                ARTICLE VIII
                            REPAIRS, RESTRICTIONS

     8.1 MAINTENANCE AND REPAIR.

     (a) Lessee, at its expense, will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto in good order and repair (whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements, the age of the Leased Property or any portion thereof), and, except as otherwise provided in Articles XIII and XIV, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or after the commencement of the Term of this Lease (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work and shall be accomplished by Lessee or a party selected by Lessee. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or usefulness of the Leased Property or any part thereof for the Primary Intended Use.

     (b) Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

     (c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any particular labor or services or the furnishing of any particular materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the finishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property or any portion thereof.

     (d) Unless Lessor shall convey any of the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee will, upon the expiration or prior termination of this Lease, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor and except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Property in good order and repair during the entire Term), damage caused by the gross negligence or willful acts of Lessor, and damage or destruction described in Article XIII or resulting from a Taking described in Article XIV which Lessee is not required by the terms of this Lease to repair or restore.

    8.2 [INTENTIONALLY DELETED]

    8.3 ENCROACHMENTS; RESTRICTIONS. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any applicable Legal Requirement, lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment, (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee, or (b) make such changes in the Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Facility for the Primary Intended Use substantially in the manner and to the extent the Facility was operated prior to the assertion of such violation or encroachment. Notwithstanding the foregoing, Lessee shall not be required to remedy any condition existing as of the Commencement Date. Any such alteration shall be made in conformity with the applicable requirements of Article IX. Lessee's obligations under this Section 8.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance, and Lessee shall be entitled to a credit for any sums recovered by Lessor under any such policy of title or other insurance.

                                 ARTICLE IX
                              CAPITAL ADDITIONS

    9.1  CONSTRUCTION OF CAPITAL ADDITIONS TO THE LEASED PROPERTY.

     (a) If no Event of Default shall have occurred and be continuing, Lessee shall have the right, upon and subject to the terms and conditions set forth below, to construct or install, at Lessee's sole cost and expense, Capital Additions on the Leased Property with the prior written consent of Lessor; provided that Lessee shall not be permitted to create any Encumbrance on the Leased Property in connection with such Capital Addition. Prior to commencing construction of any Capital Addition, Lessee shall submit to Lessor in writing a proposal setting forth in reasonable detail any proposed Capital Addition and shall provide to

Lessor such plans and specifications, permits, licenses, contracts and other information concerning the proposed Capital Addition as Lessor may reasonably request.

     (b) No Capital Addition shall be made which would tie in or connect any Leased Improvements on the Leased Property with any other improvements on property adjacent to the Leased Property (and not part of the Land covered by this Lease) including tie-ins of buildings or other structures or utilities, unless Lessee shall have obtained the prior written approval of Lessor, which approval shall not be unreasonably withheld. All proposed Capital Additions shall be architecturally integrated and consistent with the Leased Property.

    9.2 [INTENTIONALLY DELETED]

    9.3 [INTENTIONALLY DELETED]

    9.4 TITLE TO CAPITAL ADDITIONS. Title to all Capital Additions, modifications and improvements shall, without payment by Lessor, be included under the terms of this Lease and, upon expiration or earlier termination of this Lease, shall pass to and become the property of Lessor.

    9.5 SALVAGE. All materials which are scrapped or removed in connection with the making of either Capital Additions permitted by Section 9.1 or repairs required by Article VIII shall be or become the property of Lessor; provided that Lessor may require Lessee to dispose of such materials and remit the net proceeds thereof within 15 days of such disposal.

                                  ARTICLE X
                                    LIENS

     Subject to the provisions of Article XI relating to permitted contests, Lessee will not directly or indirectly create or suffer to exist and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters, if any, set forth in Exhibit B attached hereto, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 6.3 of this Lease, (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (e) subleases permitted by Article XIII, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XI, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) any such liens are in the process of being contested as permitted by Article XI and (2) Lessee shall have posted the necessary statutory bond to have the Leased Property released from the proceedings, and (h) any Encumbrance placed on the Leased Property by Lessor.

                                 ARTICLE XI
                             PERMITTED CONTESTS

     Lessee, after ten days' prior written notice to Lessor, on its own or on Lessor's behalf (or in Lessor's name), but at Lessee's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively "Charge") not otherwise permitted by Article X, which is required to be paid or discharged by Lessee; provided that (a) in the case of an unpaid Charge, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property;
(b) Lessee shall have filed any applicable statutory bond which can be filed to release the Leased Property from the lien or proceed or neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost; (c) Lessor would not be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the event that any such contest shall involve a sum of money or potential loss in excess of $5,000.00, then Lessee shall deliver to Lessor and its counsel an Officer's Certificate as to the matters set forth in clauses (a), (b) and (c); (e) in the case of an Insurance Requirement, the coverage required by Article XII shall be maintained, and (f) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or otherwise comply with the applicable Charge; provided further that nothing contained herein shall be construed to permit Lessee to contest the payment of Rent, or any other sums payable by Lessee to Lessor hereunder. Lessor, at Lessee's expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Lessee or if Lessor so desires and then at its own expense, Lessor shall join as a party therein. Lessor shall do all things reasonably requested by Lessee in connection with such action. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

                                 ARTICLE XII
                                  INSURANCE

   12.1 GENERAL INSURANCE REQUIREMENTS. During the Term of this Lease, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property insured with the kinds and amounts of insurance described below and written by companies reasonably acceptable to Lessor authorized to do insurance business in the state in which the Leased Property is located. The policies must name Lessor as an additional insured and losses shall be payable to Lessor and/or Lessee as provided in Article XIII. In addition, the policies shall name as an additional insured the holder ("Facility Mortgagee") of any mortgage, deed of trust or other security agreement securing any Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXII ("Facility Mortgage"), if any, by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment in excess of $15,000.00 shall require the written consent of Lessor and each affected Facility Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee(s). If any provision of any Facility Mortgage which constitutes a first lien on the Leased Property requires deposits of insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to such Facility Mortgagee or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies on the Leased Property, including the Leased Improvements, the Fixtures and the Lessee's Personal Property, shall insure against the following risks:

     (a) Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as "All Risk" and all physical loss perils, including sprinkler leakage, in an amount not less than 100% of the then Full Replacement Cost thereof (as defined below in Section 12.2) with a replacement cost endorsement sufficient to prevent Lessee from becoming a co-insurer together with an agreed value endorsement;

     (b) Loss or damage by earthquake;

     (c) Claims for personal injury or property damage under a policy of comprehensive general public liability insurance including insurance against assumed or contractual liability including indemnities under this Lease, with amounts not less than $1,500,000.00 per occurrence; provided that if it becomes customary for tenants occupying similar buildings in the same City where the Leased Property is located to be required to provide liability coverage with higher limits than the foregoing, then Lessee shall provide Lessor with an insurance policy with coverage limits that are not less than such customary limits;

     (d) Flood (when the Leased Property is located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area and if available from insurance companies authorized to do business in the state in which the Leased Property is located; and

     (e) If Lessee shall engage or cause to be engaged any contractor to perform work on the Leased Property, Lessee shall require such contractor to carry and maintain insurance coverage comparable to the foregoing requirements, at no expense to Lessor; provided that Lessee may allow any such contractor to carry or maintain alternative coverage in reasonable amounts upon Lessor's prior written consent, which shall not be unreasonably withheld.

     12.2 REPLACEMENT COST. The term "Full Replacement Cost" as used herein shall mean the actual replacement cost of the Facility from time to time, including increased cost of construction endorsement, less exclusions provided in the normal fire insurance policy. In the event Lessor or Lessee believes that the Full Replacement Cost has increased or decreased at any time during the Term, it shall have the right at its own expense to have such Full Replacement Cost redetermined by the insurance company which is then providing the largest amount of casualty insurance carried on the Leased Property, hereinafter referred to as the "impartial appraiser". The party desiring to have the Full Replacement Cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party hereto. The determination of such impartial appraiser shall be final and binding on the parties hereto, and Lessee shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Article to the amount so determined by the impartial appraiser. In the event such redetermination discloses that the existing insurance is less than required, Lessee shall pay the fee, if any, of the impartial appraiser.

   12.3 ADDITIONAL INSURANCE. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by any Facility Mortgagee or any applicable Legal Requirement and shall at all times maintain adequate worker's compensation insurance coverage for all persons employed by Lessee on the Leased Property, in accordance with all applicable Legal Requirements.

   12.4 WAIVER OF SUBROGATION. All insurance policies carried by either party covering the Leased Property, the Fixtures, the Facility and/or the Lessee's Personal Property, including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such a waiver clause or endorsement so long as the same is obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may request and pay the same, but shall not be obligated to do so.

   12.5 FORM OF INSURANCE. All of the policies of insurance referred to in this Section shall be written in form reasonably satisfactory to Lessor by insurance companies reasonably satisfactory to Lessor. Lessee shall pay all premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, at least 30 days prior to the expiration of the existing policy). In the event of the failure of Lessee to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to enact such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 15.1(c). Each insurer mentioned in this Section shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor 30 days' written notice before the policy or policies in question shall be altered, allowed to expire or canceled.

   12.6 CHANGE IN LIMITS. In the event that Lessor shall at any time reasonably and in good faith believe the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance shall be determined by an impartial third party selected by the parties. Such redeterminations, whether made by the parties or by arbitration, shall be made no more frequently than every two years. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts reasonably required by any Facility Mortgagee.

   12.7 BLANKET POLICY. Notwithstanding anything to the contrary contained in this Section, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under separate policies meeting all other requirements of this Lease; provided further that the requirements of this Article XII are otherwise satisfied.

   12.8 NO SEPARATE INSURANCE. Lessee shall not, on Lessee's own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XII to be furnished by, or which may reasonably be required by a Facility Mortgagee to be furnished by, Lessee, or increase the amounts of any then existing insurance required under this Article XII by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then-existing insurance required under this Article XII by securing an additional policy or additional policies.

                                ARTICLE XIII
                              FIRE AND CASUALTY

   13.1 INSURANCE PROCEEDS. All proceeds payable by reason of any loss or damage to the Leased Property (except for any business interruption insurance or any proceeds pursuant to Section 13.4, or any portion thereof), and insured under any policy of insurance required by Article XII of this Lease shall be paid to Lessor and held by Lessor in trust (subject to the provisions of Section 13.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable cost of such reconstruction or repair in accordance with this
Article XIII after Lessee has expended an amount equal to or exceeding the deductible under any applicable insurance policy. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be retained by Lessor free and clear upon completion of any such repair and restoration. In the event neither Lessor nor Lessee is required or elects to repair and restore the Leased Property, then all such insurance proceeds shall be retained by Lessor.

   13.2 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION COVERED BY
        INSURANCE.

    (a) Except as provided in Section 13.7, if during the Term, the Facility is totally or partially destroyed from a risk covered by the insurance described in Article XII and the Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessor shall apply all proceeds payable with respect thereto to restore the Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease.

     (b) Except as provided in Section 13.7, if during the Term, the Facility is partially destroyed from a risk covered by the insurance described in
Article XII, but the Facility is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease.

   13.3 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION NOT COVERED BY INSURANCE. Except as provided in Section 13.7 below, if during the Term the Facility is totally or materially destroyed from a risk (including earthquake) not covered by the insurance described in Article XII, whether or not such damage or destruction renders the Facility Unsuitable for Its Primary Intended Use, Lessor shall restore the Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease.

   13.4 LESSEE'S PROPERTY. Lessee shall use any insurance proceeds payable by reason of any loss of or damage to any of the Lessee's Personal Property to restore such personal property to the Leased Property in compliance with all applicable Legal Requirements.

   13.5 RESTORATION OF CAPITAL ADDITIONS PAID FOR BY LESSEE. If Lessor is required to restore the Facility as provided in Sections 13.2 or 13.3, Lessor shall also restore all Capital Additions paid for by Lessee. Insurance proceeds payable by reason of damage to Capital Additions paid for Lessee shall be paid to Lessor and Lessor shall hold such insurance proceeds in trust to pay the cost of repairing or replacing such Capital Additions.

   13.6 NO ABATEMENT OF RENT. This Lease shall remain in full force and effect and Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during any period required for repair and restoration.

   13.7 DAMAGE NEAR END OF TERM.  Notwithstanding any provisions of Sections
13.2 or 13.3 to the contrary, if damage to or destruction of the Facility occurs during the last 12 months of the Term, and if such damage or destruction cannot be fully repaired and restored within the lesser of (i) six months or
(ii) the period remaining in the Term immediately following the date of loss, either party shall have the right to terminate this Lease by giving notice to the other within 30 days after the date of damage or destruction, in which event Lessor shall be entitled to retain the insurance proceeds and Lessee shall pay to Lessor on demand the amount of any deductible or uninsured loss arising in connection therewith; provided that any such notice given by Lessor shall be void and of no force and effect if Lessee exercises an available option to extend the Term for one Extended Term, or one additional Extended Term, as the case may be, within 30 days following receipt of such termination notice.

   13.8 WAIVER. Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Facility.

                                 ARTICLE XIV
                                 CONDEMNATION

   14.1 PARTIES' RIGHTS AND OBLIGATIONS. If during the Term there is any Taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article XIV.

   14.2 TOTAL TAKING. If there is a Taking of all of the Leased Property by Condemnation, this Lease shall terminate on the Date of Taking, and the Minimum Rent and all Additional Charges paid or payable hereunder shall be apportioned and paid to the Date of Taking.

   14.3 PARTIAL TAKING. If there is a Taking of a portion of the Leased Property by Condemnation such that the Facility is not thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall remain in effect.
If, however, the Facility is thereby rendered Unsuitable for Its Primary Intended Use, Lessee shall have the right (a) to take such proceeds of any Award as shall be necessary and restore the Facility, at its own expense, to the extent possible, to substantially the same condition as existed immediately before the partial Taking, or (b) to offer to take the proceeds from the Award and to acquire the Leased Property from Lessor for a purchase price equal to the Fair Market Value of the Leased Property immediately prior to such partial Taking, in which event this Lease shall terminate upon payment of the purchase price, or (c) terminate this Lease. Lessee shall exercise its option by giving Lessor notice thereof within 60 days after Lessee receives notice of the Taking. In the event Lessor does not accept Lessee's offer to so purchase within 30 days after receipt of the notice described in the preceding sentence, Lessee may either (a) withdraw its offer to purchase the Leased Property and proceed to restore the Facility, to the extent possible, to substantially the same condition as existed immediately before the partial Taking, or (b) terminate the offer and this Lease by written notice to Lessor.

   14.4 RESTORATION. If there is a partial Taking of the Leased Property and this Lease remains in full force and effect pursuant to Section 14.3, Lessee shall accomplish all necessary restoration.

   14.5 AWARD DISTRIBUTION. In the event Lessor accepts Lessee's offer to purchase the Leased Property, the entire Award shall belong to Lessee and Lessor agrees to assign to Lessee all of its rights thereto. Except as otherwise provided in Section 14.3 above, in any other event, the entire Award shall belong to and be paid to Lessor, subject to the rights of the Facility Mortgagee. If Lessee is required or elects to restore the Facility, Lessor agrees that, subject to the rights of the Facility Mortgagee, its portion of the Award shall be used for such restoration and it shall hold such portion of the Award in trust, for application to the cost of the restoration.

   14.6 TEMPORARY TAKING. The Taking of the Leased Property, or any part thereof, by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than six months. During any such six (6) month period all the provisions of this Lease shall remain in full force and effect and the Rent shall not be abated or reduced during such period of Taking.

                                 ARTICLE XV
                                   DEFAULT

   15.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute events of default (individually, an "Event of Default" and, collectively, "Events of Default") hereunder:

        (a) [INTENTIONALLY DELETED]

        (b) if Lessee shall fail to make a payment of the Rent payable by Lessee under this Lease when the same becomes due and payable and such failure continues for a period of ten (10) days after written notice from Lessor to Lessee or, after Lessor has provided such ten (10) days' prior written notice twice in any twelve (12) month period, then if Lessee shall fail to make a payment of the Rent payable under this Lease when the same becomes due and payable, or

     (c) if Lessee shall fail to deliver to Lessor not later than 30 days prior to the expiration date of the standby letter of credit then in effect pursuant to Section 7.3, an extension or renewal or replacement standby letter of credit, conforming to the provisions of Section 7.3 and issued by a commercial bank in the United States acceptable to the Lessor and the Facility Mortgagee, if any, in their reasonable judgment, or otherwise shall fail to maintain in effect for the benefit of Lessor a standby letter of credit in accordance with the provisions of Section 7.3, or

     (d) if Lessee shall:

           (i) admit in writing its inability to pay its debts generally as they become due,

           (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency law,

           (iii) make an assignment for the benefit of its creditors,

           (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

           (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

     (e) if Lessee shall fail to rebuild or purchase the Leased Property when required to do so as a result of damage or condemnation and such failure shall continue for a period of thirty (30) days after written notice from Lessor to Lessee.

     15.2 REMEDIES. If an Event of Default shall have occurred, Lessor shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law or by other provisions of this Lease, without further notice or demand, except as hereinafter provided:

     (a) Without any notice or demand whatsoever, Lessor may take any one or more actions permissible at law to ensure performance by Lessee of Lessee's covenants and obligations under this Lease. In this regard, it is agreed that if Lessee abandons or vacates the Leased Property, Lessor may enter upon and take possession of such Leased Property in order to protect it from deterioration and continue to demand from Lessee the monthly rentals and other charges provided in this Lease. Lessor shall use reasonable efforts to relet but shall have no absolute obligation to relet. If Lessor does, at its sole discretion, elect to relet the Leased Property, such action by Lessor shall not be deemed as an acceptance of Lessee's surrender of the Leased Property unless Lessor expressly notifies Lessee of such acceptance in writing pursuant to
Section 15.2(b), Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee's agent. It is further agreed in this regard that in the event of any Event of Default described in this Section 15.2, Lessor shall have the right to enter upon the Leased Property and do whatever Lessee is obligated to do under the terms of this Lease; and Lessee agrees to reimburse Lessor on demand for any reasonable expenses which Lessor may incur in thus effecting compliance with Lessee's obligations under this Lease, and further agrees that Lessor shall not be liable for any damages resulting to the Lessee from such action provided that Lessor is not negligent.

     (b) Lessor may terminate this Lease by written notice to Lessee, in which event Lessee shall immediately surrender the Leased Property to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearage in Rent (including any interest which may have accrued pursuant to Section 2.3 of this Lease or otherwise), enter upon and take possession of the Leased Property and expel or remove Lessee and any other person who may be occupying said premises or any part thereof. In addition, Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of any termination effected pursuant to this Section 15.2(b), said loss and damage to be determined, at Lessor's option, by either of the following alternative measures of damages:

           (i) Although Lessor shall be under no absolute obligation to attempt and shall be obligated only to use reasonable efforts, to relet the Leased Property, until the Leased Property is relet Lessee shall pay to Lessor on or before the first day of each calendar month the monthly rentals and other charges provided in this Lease. After the Leased Property has been relet by Lessor, Lessee shall pay to Lessor on the 10th day of each calendar month the difference between the monthly rentals and other charges provided in this Lease for the preceding calendar month and that actually collected by Lessor for such month. If it is necessary for Lessor to bring suit in order to collect any deficiency, Lessor shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent tenants for any calendar month in excess of the monthly rentals and other charges provided in this Lease shall be credited to Lessee in reduction of Lessee's liability for any calendar month for which the amount collected by Lessor will be less than the monthly rentals and other charges provided in this Lease; but Lessee shall have no right to such excess other than the above described credit; or

           (ii) When Lessor desires, Lessor may demand a final settlement.
      Upon demand for a final settlement, Lessor shall have a right to, and Lessee hereby agrees to pay, the difference between the total of all monthly rentals and other charges provided in this Lease for the remainder of the Term and the Fair Market Rental Value of the Leased Property for such period (including a reasonable time to relet the Leased Property), as determined pursuant to the provisions of Article XXVIII hereof, such difference to be discounted to present value at a rate equal to the lowest rate of capitalization (highest present worth) reasonably consistent with industry standards at the time of such determination and allowed by applicable law.

     (c) Lessor may make demand for payment under and apply or retain, as the case may be, the amount then available to be drawn under the standby letter of credit, as its remedy for any damages sustained by Lessor, arising out of termination of the Lease.

     (d) The rights and remedies of Lessor hereunder are cumulative, and pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

     15.3 ADDITIONAL EXPENSES. In addition to payments required pursuant to subsections (a) and (b) of Section 15.2 above, Lessee shall compensate Lessor for all reasonable expenses incurred by Lessor in repossessing the Leased Property (including any increase in insurance premiums caused by the vacancy of the Leased Property), all reasonable expenses incurred by Lessor in reletting (including repairs, remodeling, replacements, advertisements and brokerage fees), all reasonable concessions granted to a new tenant upon reletting (including renewal options), all losses incurred by Lessor as a direct or indirect result of Lessee's default (including any appropriate action by a Facility Mortgagee), and a reasonable allowance for Lessor's administrative efforts, salaries and overhead attributable directly or indirectly to Lessee's default and Lessor's pursuing the rights and remedies provided herein and under applicable law.

     15.4 WAIVER. If this Lease is terminated pursuant to Section 15.2, Lessee waives, to the extent permitted by applicable law, (a) any right of redemption, reentry or repossession and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

     15.5 APPLICATION OF FUNDS. All payments otherwise payable to Lessee which are received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may reasonably determine or as may be prescribed by the laws of the state in which the Facility is located.

     15.6 NOTICES BY LESSOR. The provisions of this Article XV concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if it shall generally apprise Lessee of the nature and approximate extent of any default, it being agreed that Lessee is in good or better position than Lessor to ascertain the exact extent of any default by Lessee hereunder.

                                 ARTICLE XVI
                           LESSOR'S RIGHT TO CURE

     If Lessee shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to cure the same within the relevant time periods provided in Section 15. 1, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee.
All sums so paid by Lessor, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, and all costs and expenses (including reasonable attorneys' fees and expenses, in each case, to the extent permitted by law) so incurred shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

                                ARTICLE XVII
                       PURCHASE OF THE LEASED PROPERTY

     In the event Lessee purchases the Leased Property from Lessor pursuant to
Section 14.3 of this Lease, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase and any other amounts owing to Lessor hereunder, deliver to Lessee an appropriate special warranty deed for the Land (in substantially the same form used to convey the Land and Leased Improvements to Lessor) and any other documents reasonably requested by Lessee to convey the interest of Lessor in and to the Leased Property to Lessee, and such other standard documents usually and customarily prepared in connection with such transfers, free and clear of all encumbrances other than (a) those that Lessee has agreed hereunder to pay or discharge, (b) those mortgage liens, if any, which Lessee has agreed in writing to accept and to take title subject to, (c) any other Encumbrances permitted to be imposed on the Leased Property under the provisions of Article XXXII which are assumable at no cost to Lessee, and (d) any matters affecting the Leased Property on or as of the Commencement Date. The difference between the applicable purchase price and the total of the encumbrances assigned or taken subject to shall be paid in cash to Lessor, or as Lessor may direct, in federal or other immediately available funds except as otherwise mutually agreed by Lessor and Lessee. The closing of any such sale shall be contingent upon and subject to Lessee obtaining all required governmental consents and approvals for such transfer. If such sale shall fail to be consummated by reason of the inability of Lessee to obtain all such approvals and consents, any options to extend the Term which otherwise would have expired during the period from the date when Lessee elected or became obligated to purchase the Leased Property until Lessee's inability to obtain the approvals and consents is confirmed shall be deemed to remain in effect for 30 days after the end of such period. All expenses of such conveyance, including the cost of title examination or standard coverage title insurance, attorneys' fees incurred by Lessor in connection with such conveyance, documentary stamps, and transfer taxes, shall be paid by Lessor. Recording fees and similar charges shall be paid for by Lessee.

                                ARTICLE XVIII
                                HOLDING OVER

     If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or any earlier termination of the Term hereof, such possession shall be as a tenancy at will during which time Lessee shall pay as rental each month, (a) 150% of the aggregate of 1/12 of the aggregate Minimum Rent payable with respect to the last complete year prior to the expiration of the Term; plus (b) all Additional Charges accruing during the month; and plus (c) all other sums, if any, payable pursuant to the provisions of this Lease with respect to the Leased Property. During such period of tenancy, Lessee and Lessor shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease and to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

                                 ARTICLE XIX
                           [INTENTIONALLY DELETED]



                                 ARTICLE XX
                           [INTENTIONALLY DELETED]



                                 ARTICLE XXI
                                RISK OF LOSS

     Except as otherwise provided in this Lease, during the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

                                 ARTICLE XXII
                               INDEMNIFICATION

     Notwithstanding the existence of any insurance or self insurance provided for in Article XII, and without regard to the policy limits of any such insurance or self insurance, Lessee will protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (a) any accident, injury to or death of persons or loss to property occurring on or about the Leased Property, (b) any use, misuse, no use, condition, maintenance or repair by Lessee of the Leased Property, (c) any Impositions (which are the obligations of Lessee to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by Lessee as landlord thereunder and (f) the violation of any Hazardous Materials Law. Any amounts which become payable by Lessee under this Section shall be paid within ten days after liability therefor on the part of Lessor is finally determined by litigation or otherwise (including the expiration of any time for appeals) and, if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Lessee, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Lessee sees fit. Lessor shall cooperate with Lessee in a reasonable manner to permit Lessee to satisfy Lessee's obligations hereunder, including the execution of any instruments or documents reasonably requested by Lessee. Nothing herein shall be construed as indemnifying Lessor or its agents for their own negligent acts or omissions or willful misconduct. Lessee's liability for a breach of the provisions of this Article shall survive any termination of this Lease.

                                ARTICLE XXIII
                          SUBLETTING AND ASSIGNMENT

     Lessee may not assign or sublet all or any part of the Leased Property, without the prior written consent of Lessor, which Lessor shall not unreasonably withhold.

                                ARTICLE XXIV
               OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS

     (a) At any time and from time to time within 20 days following written request by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications) and the dates to which the Rent has been paid. Any such Officer's Certificate furnished pursuant to this Article may be relied upon by Lessor and any prospective purchaser or lender of and on the Leased Property.

     (b) Lessee will furnish or cause to furnish the following statements to
Lessor:

           (i) within 120 days after the end of each of Lessee's fiscal years a copy of the Consolidated Financial Statements for the preceding fiscal year of Lessee; and

           (ii) with reasonable promptness, such other information respecting the financial condition and affairs of Lessee as Lessor may reasonably request from time to time.

                                 ARTICLE XXV
                                  INSPECTION

     Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee, any governmental agency, any Insurance Requirements relating to the Leased Property, or imposed by law or applicable regulations.

                                ARTICLE XXVI
                               QUIET ENJOYMENT

     So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Lessee. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease, or to fail to pay any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Article.

                                ARTICLE XXVII
                                   NOTICES

     All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered by hand or by Federal Express or other reputable overnight delivery service, charges prepaid addressed to the respective parties, as follows:

     (a) if to Lessee:

         Builders Transport, Inc.
         2029 West Dekalb Street
         Camden, SC  29020


     (b) if to Lessor:

         Two Trees
         111 West 57th Street
         Suite 1000
         New York, New York  10019


or to such other address as either party may hereafter designate, and shall be effective upon receipt.

                               ARTICLE XXVIII
                                  APPRAISAL

     In the event that it becomes necessary to determine the Fair Market Value, or the Fair Market Rental Value of the Leased Property for any purpose of this Lease, the party required or permitted to give notice of such required determination shall include in the notice the name of a person selected to act as an appraiser on its behalf. Within ten days after receipt of any such notice, Lessor (or Lessee, as the case may be) shall by notice to Lessee (or Lessor, as the case may be) appoint a second person as an appraiser on its behalf. The appraisers thus appointed (each of whom must be a member of the American Institute of Real Estate Appraisers or any successor organization thereto) shall, within 45 days after the date of the notice appointing the first appraiser, proceed to appraise the Leased Property as the case may be, to determine any of the foregoing values as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided that if only one appraiser shall have been so appointed, or if two appraisers shall have been so appointed but only one such appraiser shall have made such determination within 50 days after the making of Lessee's or Lessor's request, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent of the lesser of such amounts, then the Fair Market Value or the Fair Market Rental Value shall be an amount equal to50% of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed 10% of the lesser of such amounts, then such two appraisers shall have 20 days to appoint a third appraiser, but if such appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within 20 days of such request, and both parties shall be bound by any appointment so made within such 20-day period. If no such appraiser shall have been appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Value or the Fair Market Rental Value, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have appointment made by such court. Any appraiser appointed, by the American Arbitration Association or by such court, shall be instructed to determine the Fair Market Value or the Fair Market Rental Value within 30 days after appointment of such appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value or the Fair Market Rental Value for such interest. However, in the event that following the appraisal performed by said third appraiser, the dollar amount of two of such appraisals are higher and lower, respectively, than the dollar amount of the remaining appraisal in equal degrees, the determinations of both the highest and lowest appraisal, respectively, shall be rejected and the determination of the remaining appraisal shall be final and binding upon Lessor and Lessee as the Fair Market Value or the Fair Market Rental Value for such interest. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

                                ARTICLE XXIX
                           [INTENTIONALLY DELETED]


                                 ARTICLE XXX
                              DEFAULT BY LESSOR

   30.1 DEFAULT BY LESSOR. Lessor shall be in default of its obligations under this Lease if Lessor shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of 30 days after written notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Lessor, within said 30-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. In the event Lessor fails to cure any such default, Lessee, without waiving or releasing any obligations hereunder, and in addition to all other remedies available to Lessee hereunder or at law or in equity, may purchase the Leased Property from Lessor for a purchase price equal to the greater of the Fair Market Value of the Leased Property minus an amount equal to any damage suffered by Lessee by reason of such default. In the event Lessee elects to purchase the Leased Property, it shall deliver a notice thereof to Lessor specifying a Payment Date occurring no less than 90 days subsequent to the date of such notice on which it shall purchase the Leased Property, and the same shall be thereupon conveyed in accordance with the provisions of Article XVII. Any sums owed Lessee by Lessor hereunder shall bear interest at the Overdue Rate from the date due and payable until the date paid.

   30.2 LESSEE'S RIGHT TO CURE. Subject to the provisions of Section 30. 1, if Lessor shall breach any covenant to be performed by it under this Lease, Lessee, after notice to and demand upon Lessor in accordance with Section 30. 1, without waiving or releasing any obligation of Lessor hereunder, and in addition to all other remedies available hereunder and at law or in equity to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor. All sums so paid by Lessee and all costs and expenses (including reasonable attorneys' fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand. The rights of Lessee hereunder to cure and to secure payment from Lessor in accordance with this
Section 30.2 shall survive the termination of this Lease.

                                ARTICLE XXXI
                                 ARBITRATION

   31.1 CONTROVERSIES. Except with respect to the payment of Minimum Rent hereunder, in case any controversy shall arise between the parties hereto as to any of the requirements of this Lease or the performance thereof which controversy the parties shall be unable to settle by agreement or as otherwise provided herein, such controversy shall be determined by arbitration to be initiated and conducted as provided in this Article XXXI.

   31.2 APPOINTMENT OF ARBITRATORS. The party or parties requesting arbitration shall serve upon the other a written demand therefor specifying the matter to be submitted to arbitration, and nominating an arbitrator. Within 20 days after receipt of such written demand and notification, the other party shall, in writing, nominate a competent disinterested person and the two arbitrators so designated shall, within ten days thereafter, select a third arbitrator and give immediate written notice of such selection to the parties and shall fix in said notice a time and place for the first meeting of the arbitrators, which meeting shall be held as soon as conveniently possible after the selection of all arbitrators, at which time and place the parties to the controversy may appear and be heard.

   31.3 THIRD ARBITRATOR. In case the notified party or parties shall fail to make a selection upon notice, as aforesaid, or in case the first two arbitrators selected shall fail to agree upon a third arbitrator within ten days after their selection, then such arbitrator or arbitrators may, upon application made by either of the parties to the controversy, after 20 days' written notice thereof to the other party or parties, have a third arbitrator appointed by any judge of any United States court of record having jurisdiction in the state in which the Leased Property is located or, if such office shall not then exist, by a judge holding an office most nearly corresponding thereto.

   31.4 ARBITRATION PROCEDURE. Said arbitrators shall give each of the parties not less than ten days' written notice of the time and place of each meeting at which the parties or any of them may appear and be heard and after hearing the parties in regard to the matter in dispute and taking such other testimony and making such other examinations and investigations as justice shall require and as the arbitrators may deem necessary, they shall decide the questions submitted to them. The decision of said arbitrators in writing signed by a majority of them shall be final and binding upon the parties to such controversy. In rendering such decisions and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease.

   31.5 EXPENSES. The expenses of such arbitration shall be divided between Lessor and Lessee unless otherwise specified in the decision of the arbitrators. Each party in interest shall pay the fees and expenses of its own counsel.

                                ARTICLE XXXII
                      FINANCING OF THE LEASED PROPERTY

     Lessor agrees that, if it grants or creates any mortgage, deed of trust, lien, encumbrance or other title retention agreement ("Encumbrance") upon the Leased Property, the holder of each such Encumbrance shall simultaneously with or prior to recording the Encumbrance agree (a) to give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure of such Encumbrance,
(b) to permit Lessee to cure any such default on Lessor's behalf within any applicable cure period, in which event Lessor agrees to reimburse Lessee for any and all out-of-pocket costs and expenses incurred to effect any such cure (including reasonable attorneys' fees), (c) to permit Lessee to appear with its representatives and to bid at any public foreclosure sale with respect to any such Encumbrance and (d) to enter into an agreement with Lessee containing the provisions described in Article XXXIII of this Lease. Lessee agrees to execute and deliver to Lessor or the holder of an Encumbrance any written agreement required by this Article within ten days of written request thereof by Lessor or the holder of an Encumbrance.

                               ARTICLE XXXIII
                SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE

     At the request from time to time by one or more holders of an Encumbrance that may hereafter be placed upon the Leased Property or any part thereof, and any and all renewals, replacements, modifications, consolidations, spreaders and extensions thereof, Lessee will subordinate this Lease and all of Lessee's rights and estate hereunder to each such Encumbrance and agree with each such holder; provided that Lessee will attorn to and recognize such holder (or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such Encumbrance or a holder by a deed in lieu of foreclosure, as the case may be) as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease; provided further that each such institutional holder simultaneously with or prior to recording any such Encumbrance executes and delivers a written agreement in recordable form (a) consenting to this Lease and agreeing that, notwithstanding any such other lease, mortgage, deed of trust, right, title or interest, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting any of the foregoing, Lessee shall not be disturbed in peaceful enjoyment of the Leased Property nor shall this Lease be terminated or canceled at any time, except in the event Lessor shall have the right to terminate this Lease under the terms and provisions expressly set forth herein; (b) agreeing that it will be bound by all the terms of this Lease, perform and observe all of Lessor's obligations set forth herein; and (c) agreeing that all proceeds of the casualty insurance described in Article XIII of this Lease and all Awards described in Article XIV will be made available to Lessor for restoration of the Leased Property as and to the extent required by this Lease, subject only to reasonable regulation regarding the manner of disbursement and application thereof. Lessee agrees to execute and deliver to Lessor or the holder of an Encumbrance any written agreement required by this Article within ten days of written request thereof by Lessor or the holder of an Encumbrance. Lessee agrees to execute at the request from time to time of Lessor or an institutional investor a certificate setting forth any defaults of Lessor hereunder and the dates through which Rent has been paid and such other matters as may be reasonably requested.

                                ARTICLE XXXIV
                               EXTENDED TERMS

     If no Event of Default shall have occurred and be continuing, Lessee is hereby granted the right to extend the Term of this Lease for four (4) consecutive five (5) year periods ("Extended Term") for a maximum possible Term of 25 years, by giving written notice to Lessor of each such extension at least 180 days, but not more than 270 days, prior to the expiration of the then-current Term; subject, however, to the provisions of Section 13.7 hereof. Lessor agrees to use its best efforts to provide Lessee with prior written notice at least 210 days prior to the expiration of the then-current Term. Lessee may not exercise its option for more than one Extended Term at a time. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, except that the Minimum Rent for and during each of the Extended Terms shall be the Fair Market Rental Value on the first day of such Extended Term.

                                ARTICLE XXXV
                                MISCELLANEOUS

   35.1 NO WAIVER. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

   35.2 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

   35.3 SURRENDER. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

   35.4 [INTENTIONALLY DELETED]

   35.5 TRANSFERS BY LESSOR. If Lessor or any successor owner of the Leased Property shall convey the Leased Property in accordance with the terms hereof, other than as security for a debt, the grantee or transferee of the Leased Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, and shall be reasonably capable of performing the obligations of Lessor hereunder and Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

   35.6 GENERAL. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee and Lessor against the other arising out of or relating to this Lease and arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of South Carolina, but not including its conflict of laws rules. This Lease may be executed in one or more counterparts, each of which shall be an original but, when taken together, shall constitute but one document.

   35.7 TRANSFER OF LICENSES. Upon the expiration or earlier termination of the Term, Lessee shall take all action necessary to effect or useful in effecting the transfer to Lessor or Lessor's nominee of all licenses, operating permits and other governmental authorizations and all service contracts which may be necessary or useful in the operation of the Facility and which relate exclusively to the Facility.

   35.8 MEMORANDUM OF LEASE. Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease in form suitable for recording under the laws of the state in which the Leased Property is located in which reference to this Lease, and all options contained herein, shall be made.

                                ARTICLE XXXVI
                              GLOSSARY OF TERMS

   36.1 For purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article XXXVI have the meanings assigned to them in this Article XXXVI and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, (c) all references in this Lease to designated "Articles", "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision and (e) the word "including" shall mean "including without limitation". For purposes of this Lease, the following terms shall have the meanings indicated:

     "Additional Charges" has the meaning set forth in Section 2.3.

     "Affiliate", when used with respect to any corporation, shall mean any person which, directly or indirectly, controls such corporation and has entered into a lease agreement, similar to this Lease, with Lessor or has guaranteed the lessee's performance of such a lease. For the purposes of this definition, "control", as used with respect to any person, shall mean the possession, directly and indirectly, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of no less than twenty (20%) percent of the voting securities, partnership interests or other equity interests of such entity.

     "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks are closed.

     "Capital Additions" means one or more new buildings or one or more additional structures annexed to any portion of any of the Leased Improvements, which are constructed on any parcel or portion of the Land during the Term, including the construction of a new wing or new story, or the rebuilding of the existing Leased Improvements or any portion thereof not normal, ordinary or recurring to maintain the Leased Property.

     "Charge" has the meaning set forth in Article XI hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commencement Date" has the meaning set forth in Article 1.

     "Condemnation" means the transfer of all or any part of the Leased Property as a result of (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (ii) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

     "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

     "Consolidated Financial Statements" means for any fiscal year or other accounting period for Lessee and its respective consolidated subsidiaries, including Lessee, audited statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year of Lessee to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year of Lessee, and prepared in accordance with generally accepted accounting principles consistently applied, except as noted.

     "Current Yield" means as of any date the annual Minimum Rent, as adjusted from time-to-time pursuant to the terms of this Lease, divided by the sum of
(i) the Purchase Price as set forth in the Purchase and Sale Agreement plus
(ii) all Capital Additions Costs paid for or financed by Lessor which have not been repaid by Lessee.

     "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

     "Encumbrance" has the meaning set forth in Article XXXII.

     "Event of Default" has the meaning set forth in Section 15.1.

     "Extended Term" has the meaning set forth in Section XXXIV.

     "Facility" means the three office buildings operated on the Leased Property containing a total of 35,109.05 gross square feet.

     "Facility Mortgage" has the meaning set forth in Section 12.1.

     "Facility Mortgagee" has the meaning set forth in Section 12.1.

     "Fair Market Rental Value" means the fair market rental value of the Leased Property (a) assuming the same is unencumbered by this Lease, and (b) determined in accordance with the appraisal procedures set forth in Article XXVIII or in such other manner as shall be mutually acceptable to Lessor and Lessee and (c) not taking into account any reduction in value resulting from an indebtedness to which the Leased Property may be subject, and (d) be the rental that would be obtained in an arms-length transaction between an informed and willing lessee under no compulsion to lease, and an informed and willing lessor under no compulsion to lease.

     "Fair Market Value" means the fair market value of the Leased Property including all Capital Additions, determined in accordance with the appraisal procedures set forth in Article XXVIII or in such other manner as shall be mutually acceptable to Lessor and Lessee, and not taking into account any reduction in value resulting from any indebtedness to which the Leased Property is subject or which encumbrance Lessee or Lessor is otherwise required to remove pursuant to any provision of this Lease or agrees to remove at or prior to the closing of the transaction as to which such Fair Market Value determination is being made. The positive or negative effect on the value of the Leased Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any Encumbrance on the Leased Property, as the case may be, which is not so required or agreed to be removed shall be taken into account in determining such Fair Market Value. The Fair Market Value would be the purchase price that would be obtained in an arms-length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller under no compulsion to sell.

     "Fiscal Year" means the 12-month period from January I to December 31.

     "Fixed Term" has the meaning set forth in Article 1.

     "Fixtures" has the meaning set forth in Article 1.

     "Full Replacement Cost" has the meaning set forth in Section 12.2.

     "Hazardous Materials" means any substance, including asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

     "Hazardous Materials Law" means any law, regulation or ordinance relating to environmental conditions, medical waste and industrial hygiene, including the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances, whether heretofore or hereafter enacted or effective and all regulations, orders, or decrees heretofore or hereafter promulgated thereunder.

     "Impositions" means, collectively, all taxes relating to the Leased Property, including all ad valorem, sales and use, gross receipts, action, privilege, rent or similar taxes, assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent (including all interest and penalties thereon due to any failure in payment by Lessee), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor's interest in the Leased Property, (b) the Rent, the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Leased Property or use of the Leased Property or any part thereof, provided that nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor, (2) any transfer or net revenue tax of Lessor, (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any portion of the Leased Property or the proceeds thereof, or (4) except as expressly provided elsewhere in this Lease, any principal or interest on any Encumbrance on the Leased Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1), (2) or (3) is levied, assessed or imposed expressly in lieu thereof.

     "Insurance Requirements" means all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

     "Land" has the meaning set forth in Article 1.

     "Lease" means this Lease.

     "Leased Improvements" and "Leased Property" have the meanings set forth in
Article 1.

     "Legal Requirements" means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications or alterations of or to the Leased Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, actions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

     "Lending Institution" means any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, employees' welfare, pension or retirement fund or system, corporate profit-sharing or pension plan, college or university, or real estate investment including any corporation qualified to be treated for federal tax purposes as a real estate investment trust having a net worth of at least $50,000,000.

     "Lessee" means Builders Transport, Inc., a Georgia Corporation, its successors and assigns.

     "Lessor" means TWO TREES, a New York general partnership, and its successors and assigns.

     "Minimum Rent" has the meaning set forth in Section 2.1(a).

     "Officer's Certificate" means a certificate of Lessee signed by the Chairman of the Board, The Vice Chairman and Chief Executive Officer, the President, the Chief Financial Officer, or another officer authorized to so sign by the Board of Directors or By-Laws of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any of the persons holding the foregoing offices.

     "Overdue Rate" means as of any date, a rate per annum equal to the Prime Rate as of such date, plus two percent, but in no event greater than the maximum rate then permitted under applicable law.

     "Payment Date" means any due date for the payment of the installments of Minimum Rent under this Lease.

     "Permitted Liens" means (i) pledges or deposits made to secure payments of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions or social security programs, (ii) liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen and other like liens arising in the Ordinary Course of Business, securing indebtedness whose payment is not yet due and payable, (iii) liens for taxes, assessments and governmental charges or levies if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided, (iv) liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, duties or other similar charges, (v) liens to secure purchase money indebtedness, so long as the indebtedness incurred to purchase the new asset is secured only by such asset, or (vi) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property; provided that such items do not impair the use of such property for the purposes intended, none of which is violated by existing or proposed structures or land use.

     "Person" means a natural person, corporation, partnership, trust, association, limited liability company or other entity.

     "Personal Property" means all machinery, equipment, furniture, furnishings, computers, signage, trade fixtures or other personal property and inventory and supplies, together with all additions, substitutions and replacements thereof, necessary or appropriate for the use and operation of the Leased Property for its Primary Intended Use in compliance with applicable Legal Requirements, except for any portion of the Leased Property.

     "Primary Intended Use" has the meaning set forth in Section 6.2(a).

     "Prime Rate" means the annual rate announced by the Wall Street Journal or its successors from time to time as being its prime rate. The prime rate is an index rate used by the Wall Street Journal to establish lending rates and may not necessarily be its most favorable lending rate. Any change in the Prime Rate hereunder shall take effect on the effective date of such change in the prime rate as established by the Wall Street Journal, without notice to Lessee or any other action by Lessor. Interest shall be computed on the basis that each year contains 360 days, by multiplying the principal amount by the per annum rate set forth above, dividing the product so obtained by 360, and multiplying the quotient thereof by the actual number of days elapsed.

     "Rent" means, collectively, the Minimum Rent and the Additional Charges.

     "Taking" means a taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

     "Term" means the Fixed Term and any Extended Term as to which Lessee has exercised its options to extend contained in Article XXXIV hereof unless earlier terminated pursuant to the provisions hereof.

     "Unavoidable Delays" means delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, government restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such other party under this Lease.

     "Unsuitable for Its Primary Intended Use" as used anywhere in this Lease, shall mean that, by reason of damage or destruction, or a partial Taking, in the good faith judgment of Lessee, reasonably exercised, the Facility cannot be profitably operated for its Primary Intended Use.

     IN WITNESS WHEREOF, the parties have caused this Lease to be executed and their respective corporate seals to be hereunto affixed and attested by their respective officers thereunto duly authorized as of the date first written above.


Witnesses:                  LESSOR

/s/                         TWO TREES, a New York general partnership
----------------------

/s/ Judy Gluck              By: /s/ Stanford M. Dinstein
----------------------         --------------------------------------
                                       Stanford M. Dinstein
                                      Its:  Attorney-In-Fact

/s/ John C. Stewart, Jr.
------------------------       LESSEE
                               BUILDERS TRANSPORT, INC., a Georgia
/s/ Jennifer M. Markle         Corporation
----------------------
                               By: /s/ Robert Fox
                                  -------------------------------------------
                                         Its:   V.P. & CFO
                                             --------------------------------
                               Attest: /s/ J. Ray Hardy
                                      ---------------------------------------
                                         Its: Asst. Secretary
                                            ---------------------------------

STATE OF NEW YORK      )
                       )     PROBATE
COUNTY OF NEW YORK     )


     PERSONALLY appeared before me the undersigned witness who made oath that s/he saw the within named Lessor, Two Trees, a New York general partnership, by Stanford M. Dinstein, its Attorney-In-Fact, sign, seal and as its act and deed deliver the within written instrument and that s/he with Judy Gluck witnessed the execution thereof.



SWORN to and subscribed before me
this 11th day of October, 1995.                     /s/
                                                    ------------------------
Judy Gluck (L.S.)
Notary Public for State of N.Y.
My Commission Expires: 6/30/97


STATE OF SOUTH CAROLINA  )
                         )   PROBATE
COUNTY OF KERSHAW        )



     PERSONALLY appeared before me the undersigned witness who made oath that s/he saw the within named Lessee, Builders Transport, Inc., a Georgia Corporation, by Robert Fox its Vice-President & CFO, sign, seal and as its act and deed deliver the within written instrument and that s/he with the above subscribed witness witnessed the execution thereof.

                                            /s/ John C. Stewart, Jr.
                                            ----------------------------

SWORN to and subscribed before me
this 12th day of October, 1995.

Jennifer M. Markle (L.S.)
Notary Public for South Carolina
My Commission Expires: 10/12/2002

                                   EXHIBIT A

                              PROPERTY DESCRIPTION


           All that piece, parcel or tract of land, lying and being situate near City of Camden, County of Kershaw, State of South Carolina, containing approximately twenty eight and 78/100ths (28.78) acres, more or less, and being more particularly described as follows:

           Point of Beginning (iron pipe corner) located 372 feet southeast from the centerline of Battleship Road
           Extension measured along the right of way of U.S.
           Highway No. 1; thence continuing in a southeasterly direction along the right of way of U.S. No. 1 South 75(degrees)-51'-47" East a distance of 450.0 feet; thence in southeasterly direction South 24(degrees)-36'-40" East a distance of 1133.95' to right-of-way of C.S.X. Railroad;
           thence in a southwesterly direction along right-of-way of C.S.X. Railroad South 65(degrees)-22'-28" West a distance of 642.74 feet; thence South 65(degrees)-15'-00" West a distance of 550.82 feet; thence South 63(degrees)-57'-44" West a distance of 300.40 feet; thence in a northerly direction North 14(degrees)-06'-52' East a distance of 196.63 feet; thence North 14(degrees)-07'-37" East a distance of 494.59 feet; thence North 14(degrees)-06'-14" East a distance of 754.70 feet; thence North 14(degrees)-11'-05" East a distance of 380.46 feet to the Point of Beginning.

           The above-described property is shown and described on a survey prepared by Daniel D. Riddick, Professional Surveyor No. 3322B on August 16, 1995, revised September 27, 1995 and recorded October 2, 1995, in Plat Book B-1 at Page 2, Records of Kershaw County, which is incorporated herein by reference and made a part hereof.

           This being the same property conveyed to Two Trees by deed from the County of Kershaw recorded October _____, 1995, in the office of the Clerk of Court for Kershaw
           County, in Deed Book ______at Page ______.

           Tax Map Number:  284-00-00-007 Kershaw County

                                   EXHIBIT B

                              PERMITTED EXCEPTIONS

1. Taxes for the year 1995 and subsequent years, a lien not yet due and payable.

2. Water and Sewerline easement from Town & Country, Inc., CCG Corp. and County of Kershaw to the City of Camden recorded July 27, 1981 in Book I10, Page 2588 and also on a Plat prepared by Daniel Riddick & Associates, Inc. dated August 16, 1995 and recorded August 30, 1995 in Plat Book A-7, Page 8, Kershaw County, South Carolina, as amended by that certain Amended Easement from Town & Country, Inc., CCG Corp. and County of Kershaw to the City of Camden recorded May 24, 1993 in Book 174, Page 9, Kershaw County, South Carolina.

3. Reservation of a fifty (50) foot Right-of-Way for Railroad Spur Easement as set forth in Deed Book IN, Page 2714 and also on a Plat prepared by Daniel Riddick & Associates, Inc. dated August 16, 1995 and recorded August 30, 1995 in Plat Book A-7, Page 8, Kershaw County, South Carolina.

4. Declaration of Restrictive Covenants dated April 21, 1980 and recorded in Deed Book IN, Page 2556 also referred to on that certain Plat prepared by Daniel Riddick & Associates, Inc. dated August 16, 1995 and recorded August 30, 1995 in Plat Book A-7, Page 8, Kershaw County, South Carolina.

5. Easement for Drainage and a Retention Pond between Builders Transport, Inc. and the County of Kershaw recorded January 14, 1992 in Book 64, Page 226 and referred to on that certain Plat prepared by Daniel Riddick & Associates, Inc. dated August 16, 1995 and recorded August 30, 1995 in Plat Book A-7, Page 8, Kershaw County, South Carolina.